As filed with the Securities and Exchange Commission on February 5, 2013

Registration No.
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BIGLARI HOLDINGS INC.
 (Exact Name of Registrant as Specified in Its Charter)

INDIANA	37-0684070
(State or Other Jurisdiction of	(I.R.S. Employer Identification Number)
Incorporation or Organization)

17802 IH 10 WEST, SUITE 400
SAN ANTONIO, TEXAS 78257
(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant’s Principal Executive Offices)

SARDAR BIGLARI
CHAIRMAN AND CHIEF EXECUTIVE OFFICER
BIGLARI HOLDINGS INC.
17802 IH 10 WEST, SUITE 400
SAN ANTONIO, TEXAS 78257
 (210) 344-3400
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

Copy to:
STEVE WOLOSKY, ESQ.
OLSHAN FROME WOLOSKY LLP
PARK AVENUE TOWER
65 EAST 55TH STREET
NEW YORK, NEW YORK 10022
(212) 451-2300

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effectiveness of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D.  or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462 (e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer  ☐                                                                                                Accelerated filer  ☒

Non-accelerated filer  ☐ (Do not check if a smaller reporting company) Smaller reporting company  ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered (1)	Amount to be Registered	Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price (2)(3)	Amount of Registration Fee
Common Stock, $0.50 stated value per share		$		$50,000,000	$6,820
Subscription Rights to Purchase Common Stock (4)			$0	$0	$0

(1)
This registration statement relates to (a) the subscription rights to purchase shares of Common Stock, $0.50 stated value per share (“Common Stock”), of the Issuer and (b) shares of Common Stock deliverable upon the exercise of the subscription rights.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(3)
Represents the aggregate gross proceeds from the sale of Common Stock assuming the exercise of all transferable subscription rights to be distributed up to the maximum amount contemplated in this registration statement.

(4)
Under Rule 457(g) of the Securities Act, no separate registration fee is required for the rights as they are being registered in the same registration statement as the Common Stock underlying the rights.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated February 5, 2013

PROSPECTUS

BIGLARI HOLDINGS INC.

[___________] SHARES OF COMMON STOCK
[___________] SUBSCRIPTION RIGHTS

We are offering at no cost to you, as a holder of our common stock, transferable rights to purchase our common stock.  If you own common stock on February __, 2013, the record date, you will be entitled to receive one right per share that you own.  Every [   ] rights will entitle you to subscribe for one common share.  The subscription price will be $[       ] per whole share.  This price represents approximately a [  ]% discount from the selling price of our common stock as of February __, 2013, which was $[        ] per share.  Shareholders on the record date who fully exercise those distributed rights will also be entitled to purchase additional shares of common stock not purchased by other rights holders through their basic subscription privileges.  The rights will be evidenced by Subscription Certificates and will expire at 5:00 p.m. New York City time on [   ], 2013, unless extended. We reserve the right to terminate the rights offering at any time for any reason prior to the expiration date.

We expect the rights will be quoted on the New York Stock Exchange (“NYSE”) under the symbol “[       ]”.  Our common stock is quoted on the NYSE under the symbol “BH.”

Our principal executive offices are located at 17802 IH 10 West, Suite 400, San Antonio, Texas 78257. Our telephone number is (210) 344-3400.

AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.  CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

	Price Per Share			Proceeds to Biglari Holdings Inc.
Offering Price to Shareholders	$	[	]	$	[	](1)

(1)	Assumes all rights are subscribed. Before deduction of estimated expenses of $[ ], including accounting fees, printing expenses and other miscellaneous expenses.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR
PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is February __, 2013.

i

PROSPECTUS SUMMARY

This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus.  This summary does not contain all of the information that you should consider before investing in our common stock.  You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors.”

Unless the context otherwise requires, all references to “Biglari Holdings,” “the Company”, “we,” “us,” or “our” in this prospectus refer collectively to Biglari Holdings Inc., an Indiana corporation, and its subsidiaries.

Basic Subscription Privilege
We will distribute to the holders of record of our common stock at the close of business on February __, 2013, at no charge, one transferable subscription right for each share of common stock owned.  Every [   ] rights will entitle the holder to subscribe for one share of common stock.

Oversubscription Privilege
Shareholders on the record date who fully exercise the rights distributed to them will also be entitled to subscribe for and purchase additional shares of common stock not purchased by other rights holders through their basic subscription privileges.  The maximum number of shares you may purchase under the oversubscription privilege is equal to the number of shares you purchased under the basic subscription privilege.

You will be entitled to exercise your oversubscription privilege only if you are a shareholder on the record date and exercise your basic subscription privilege in full.  The number of shares of common stock remaining after the exercise of all basic subscription privileges may not be sufficient to satisfy all requests for common stock pursuant to oversubscription privileges.  In this event, you will be allocated additional common stock pro rata, based on the number of shares of common stock you purchased through the basic subscription privilege in proportion to the total number of common stock that you and other oversubscribing shareholders purchased through the basic subscription privilege.

Subscription Price	$[ ] in cash per share.
Common Stock Outstanding after Rights Offering
Assuming all rights are exercised, including those from the oversubscription privilege, an aggregate of approximately [                ] shares will be sold.  Since fractional shares will not be issued, this amount may be increased, if necessary, to accommodate rights holders that may purchase an additional share in lieu of receiving a fractional share.

Transferability of Rights
The rights are transferable, excluding oversubscription privileges, until the opening of trading on the expiration date.  The rights are expected to be authorized for trading on the NYSE.  Trading of the rights will be conducted on a regular-way basis from February __, 2013 through the opening of trading on the expiration date.  Any commissions in connection with the sale of rights will be paid by the selling rights holder.  We cannot assure you a market for the rights will develop, or of the prices at which rights may be sold if a market does develop.

Record Date	February __, 2013.
Expiration Time	[ ], 2013, at 5:00 p.m., New York City time, unless extended.

Procedure for Exercising Rights
If you want to exercise rights you must properly complete and sign the Subscription Certificate evidencing the rights.  You must forward the Subscription Certificate, with full payment, to the subscription agent at or prior to the expiration time.

YOU MAY NOT REVOKE AN EXERCISE OF RIGHTS UNLESS WE MAKE A SIGNIFICANT AMENDMENT TO THE TERMS OF THE OFFERING AFTER YOU HAVE EXERCISED.
Issuance of Common Stock
We will deliver to you certificates representing common stock purchased upon exercise of the basic subscription and oversubscription privileges as soon as practicable after the expiration date.  We anticipate this date to be approximately seven to 10 business days after the expiration date.

Use of Proceeds
The net cash proceeds from the sale of the common stock offered hereby, after payment of fees and expenses, are anticipated to be approximately $[].  The net proceeds will be used for general corporate purposes as well as for making acquisitions or investments.  We have not identified any acquisitions or investments for which we intend to use the offering proceeds.

Risk Factors	There are substantial risks in connection with this offering that should be considered by you. See “Risk Factors.”
Amendment, Extension or Termination Rights Offering
We reserve the right, in our discretion, to: (a) amend or modify the terms of this rights offering; (b) extend the expiration time to a later date; and (c) terminate the rights offering at any time for any reason.

Intentions of the Company’s Directors
Our Board of Directors advised us they intend to exercise the basic subscription privilege under rights received.  They also might exercise their oversubscription privilege with respect to additional shares that become available for purchase.  The expressed intention of the directors does not constitute a binding obligation on their part.

Our Business
We are a diversified holding company engaged in a number of diverse business activities.  We are led by Sardar Biglari, Chairman and Chief Executive Officer of Biglari Holdings, Biglari Capital Corp. (“Biglari Capital”), Steak n Shake Operations, Inc. (“Steak n Shake”), and Western Sizzlin Corporation (“Western”).  Our long-term objective is to maximize per-share intrinsic value of the Company. Our strategy is to reinvest cash generated from our operating subsidiaries into any investments with the objective of achieving high risk-adjusted returns.  All major operating, investment, and capital allocation decisions are made for the Company and its subsidiaries by Sardar Biglari, Chairman and Chief Executive Officer.

RISK FACTORS

AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.  THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, INCLUDING THE INFORMATION UNDER “SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS,” BEFORE MAKING AN INVESTMENT IN OUR COMMON STOCK.

Risks Related to this Offering

The subscription price is not an indication of the value of our common stock.  You may not be able to sell common stock purchased upon the exercise of your subscription rights at a price equal to or greater than the subscription price.

The subscription price per share of our common stock does not necessarily bear any relationship to any established criteria for valuation such as book value per share, cash flows, or earnings.  As a result, you should not consider the subscription price as an indication of the current value of our common stock.  We cannot assure you that you will be able to sell common stock purchased in this offering at a price equal to or greater than the subscription price.

This offering may cause the price of our common stock to decrease immediately, and this decrease may continue.

The subscription price per share represents a discount of approximately [  ]% from $[  ], the average of the closing sales prices of our common stock over the 31-trading day period ended [   ], 2013 and a discount of approximately [  ]% from $[], the closing price of our common stock on February __, 2013.  This discount, along with the number of shares of common stock we propose to issue and ultimately will issue if this offering is completed, may result in an immediate decrease in the market value of our common stock.  This decrease may continue after the completion of this offering.

You may suffer dilution of your percentage of ownership of our common stock.

If you do not exercise your subscription rights and shares of common stock are purchased by other shareholders in this offering, your proportionate voting and ownership interest will be reduced.  The percentage that your original shares of common stock represents of our expended equity after exercise of the subscription rights will also be diluted.  For example, if you own 10,000 shares of common stock before this offering, or approximately 0.7% of our outstanding common stock, and you exercise none of your subscription rights while all other subscription rights are exercised by other shareholders, your percentage ownership would be reduced to approximately [____]%.  The magnitude of the reduction of your percentage ownership will depend upon the number of shares of common stock you hold and the extent to which you and other exercise your subscription rights.

Once you exercise your subscription rights, you may not revoke the exercise even if there is a decline in the price of our common stock or if we decide to extend the expiration date of the subscription period.

The public trading market price of our common stock may decline after you elect to exercise your subscription rights.  If that occurs, you will have committed to buy our common stock at a price above the prevailing market price.  You will have an immediate unrealized loss.  We may also, in our sole discretion, extend the expiration date of the subscription period.  During any potential extension of time, the value of our common stock may decline below the subscription price.  This may result in a loss on your investment upon the exercise of rights to acquire our common stock.  If the expiration date is extended after you send in your subscription forms and payment, you still may not revoke or change your exercise of rights.  We cannot assure you that following the exercise of subscription rights you will be able to sell your common stock at a price equal to or greater than the subscription price.

You will not receive interest on subscription funds returned to you.

If we cancel this offering or if we are not able to fulfill your full oversubscription, we will not have any obligation with respect to the subscription rights except to return to you, without interest, any subscription payments and/or oversubscription payments you made that were not used to purchase common stock.

You need to act promptly and follow subscription instructions, otherwise your subscription may be rejected.

Shareholders who desire to purchase common stock in this offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 p.m., New York City time, on the expiration date.  If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your desired transaction, the subscription agent may reject your subscription or accept it to the extent of the payment received.  Neither we nor our subscription agent undertakes to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form or payment.  We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

You may not receive all of the common stock for which you oversubscribe.

If an insufficient number of shares of common stock is available to fully satisfy all oversubscription privilege requests, the available common stock will be distributed proportionately among the eligible rights holders who exercised their oversubscription privilege based on the number of shares of common stock each such rights holder subscribed for under the basic subscription privilege.

You may not want to exercise your rights as the proceeds of this offering may be used to make acquisitions or investments that you may not have the opportunity to approve.

We expect that the net proceeds from this offering will be used for general corporate purposes as well as for making acquisitions or investments.  We have not identified any acquisitions or investments for which we intend to use the offering proceeds. If you exercise your rights, you may not have an opportunity to evaluate the specific merits or risks of any potential future acquisitions or investments.  As a result, you may be entirely dependent on our broad discretion and judgment in the selection of potential future acquisitions and investments.

Neither we, nor the subscription agent, will have any obligation to you if this offering is canceled, other than to refund your subscription payments, without interest.

Neither we, nor the subscription agent, will have any obligation to you if this offering is canceled, other than to refund your subscription payments, without interest.

If you sell your subscription rights, you may not be able to calculate your gain for tax purposes at the time of your sale.

A holder that sells subscription rights will recognize capital gain or loss depending on the amount realized upon the sale and the holder’s tax basis (if any) in the subscription rights.  If either (i) the fair market value of the subscription rights on the date such subscription rights are distributed is equal to at least 15% of the fair market value on such date of the common stock with respect to which the subscription rights are received, or (ii) the holder irrevocably elects to allocate part of the tax basis of such common stock to the subscription rights, then the holder’s tax basis in the common stock will be allocated between the common stock and the subscription rights in proportion to their respective fair market values on the date the subscription rights are distributed. We intend to notify the holders whether the fair market value of the subscription rights will equal or exceed 15% of the fair market value of the common stock to which the subscription rights relate as well as the fair market value of those subscription rights.  However, such notification will be made by written communication that will be included with the share certificates that are mailed to those holders who exercise their subscription rights.  It will not be available at the time of the sale of a holder’s subscription rights.  A selling holder’s holding period in the subscription rights will include the holding period of the common stock in respect of which the rights were received.  The holding period will not be affected by the allocation of tax basis described above.

In the absence of a dual class structure of our common stock, we anticipate conducting additional rights offerings in the future.

We have postponed a special meeting to implement a dual class structure of our common stock and thus gain increased flexibility in structuring acquisitions and financing transactions. In the absence of a dual class structure, we intend to conduct a rights offering as an alternative means of financing future acquisitions or investments to augment our growth.  If we are unable to effectuate a dual class structure to facilitate potential future acquisitions, we would expect to conduct additional rights offerings for this purpose.  However, we have no current intentions to do so. While we cannot predict the terms of any future rights offerings, we would expect that any future rights offerings would present risks similar to those stated above.

Risks Relating to Our Business

We are dependent on our Chairman and CEO.

Our success depends on the services of Sardar Biglari, Chairman and Chief Executive Officer. All major operating, investment, and capital allocation decisions are made for the Company and its subsidiaries by Sardar Biglari, Chairman and Chief Executive Officer. Moreover, certain counterparties have requested and obtained a provision in their agreements with the right to terminate in the event Mr. Biglari ceases to be our Chairman and Chief Executive Officer. If for any reason the services of Mr. Biglari were to become unavailable, there could be a material adverse effect on our business.

Competition.

Each of our operating businesses faces intense competitive pressure within the markets in which they operate.  Competition may arise domestically as well as internationally. While we manage our businesses with the objective of achieving long-term sustainable growth by developing and strengthening competitive advantages, many factors, including market changes, may erode or prevent the strengthening of competitive advantages.  Accordingly, future operating results will depend to some degree on whether our operating units are successful in protecting or enhancing their competitive advantages.  If our operating businesses are unsuccessful in these efforts, our periodic operating results may decline from current levels in the future.

The restaurant business is one of the most competitive industries in the United States. As there are virtually no barriers to entry into the restaurant business, competitors may include national, regional and local establishments. There may be established competitors with financial and other resources that are greater than the capabilities of the Company’s restaurant operations segment, which includes Steak n Shake and Western (“Restaurant Operations”). Restaurant businesses compete on the basis of price, menu, food quality, location, personnel and customer service. The restaurant business is often affected by changes in consumer tastes and by national, regional, and local economic conditions.  The performance of individual restaurants may be impacted by factors such as traffic patterns, demographic trends, severe weather conditions, and competing restaurants. Additional factors that may adversely affect the restaurant industry include, but are not limited to, food and wage inflation, safety, and food-borne illness.

Unfavorable economic societal and political conditions could hurt our operating businesses.

Our operating businesses are subject to normal economic cycles affecting the economy in general or the industries in which we operate.  To the extent that the recovery from the economic recession continues to be slow or the economy worsens for a prolonged period of time, one or more of our significant operations could be materially harmed.  In addition, we depend on having access to borrowed funds through the capital markets at reasonable rates.  To the extent that access to the credit is restricted or the cost of funding increases, our business could be adversely affected.

Historically, we have not derived any of our revenues or earnings from international markets.  As a result of our intended international expansion, we may become subject to increased risks from unstable political conditions and civil unrest.  Further, terrorism activities deriving from unstable conditions or acts intended to compromise the integrity or security of our computer networks and information systems could produce losses to our international operations, as well as our operations based in the United States.  Our business operations could be adversely affected directly through the loss of human resources or destruction of production facilities and information systems.

The restaurant industry has been affected by economic factors, including the deterioration of national, regional and local economic conditions, declines in employment levels, and shifts in consumer spending patterns. The disruptions experienced in the overall economy and volatility in the financial markets have reduced, and may continue to reduce, consumer confidence in the economy, negatively affecting consumer restaurant spending, which could be harmful to our financial position and results of operations. As a result, decreased cash flow generated from our business may adversely affect our financial position and our ability to fund our operations. In addition, macroeconomic disruptions could adversely impact the availability of financing for our franchisees’ expansions and operations.

Our cash flows and financial position could be negatively impacted if we are unable to comply with the restrictions and covenants in Steak n Shake’s debt agreements.

The Company’s subsidiaries currently maintain debt instruments, including Steak n Shake’s credit agreement, dated as of September 25, 2012, with the lenders party thereto (the “Credit Facility”).  Covenants in the debt agreements impose operating and financial restrictions, including requiring operating subsidiaries to maintain certain financial ratios and thereby restricting, among other things, their ability to incur additional indebtedness and make distributions to the Company.  Their failure to comply with these covenants and restrictions could constitute an event of default that, if not cured or waived, could result, among other things, in the acceleration of their indebtedness, which could negatively impact our operations and business and may also significantly affect our ability to obtain additional or alternative financing.  In such event, our cash flows may not be sufficient to fully repay this indebtedness and we cannot assure you that we would be able to refinance or restructure this debt.  In addition, the restrictions contained in these debt instruments could adversely affect our ability to finance our operations, acquisitions or investments.

Steak n Shake’s ability to make payments on the Credit Facility and to fund operations depends on its ability to generate cash, which is subject to general economic, financial, competitive, regulatory and other factors that are beyond our control. Steak n Shake may not generate sufficient cash flow from operations to service this debt or to fund its other liquidity needs.

We may be required to recognize additional impairment charges on our long-lived assets and goodwill, which would adversely affect our results of operations and financial position.

Long-lived assets, including restaurant sites, leasehold improvements, other fixed assets, and amortized intangible assets are reviewed for impairment annually or more frequently if circumstances indicate impairment may have occurred. Expected cash flows associated with an asset over its estimated useful life are the key factor in determining the recoverability of the carrying value of the asset. The estimate of cash flows is based upon, among other things, certain assumptions about expected future operating performance. Management’s estimates of undiscounted cash flows may differ from actual cash flows due to, among other things, changes in economic conditions, changes to our business model or changes in operating performance. If the sum of the estimated undiscounted cash flows over an asset’s estimated useful life is less than the carrying value of the asset, we recognize an impairment loss, measured as the amount by which the carrying value exceeds the fair value of the asset.

We periodically evaluate our goodwill to determine whether all or a portion of their carrying values may no longer be recoverable, in which case a charge to income may be necessary. Estimated fair values developed based on our assumptions and judgments might be significantly different if other reasonable assumptions and estimates were to be used. If estimated fair values are less than the carrying values of goodwill in future impairment tests, or if significant impairment indicators are noted relative to other intangible assets subject to amortization, we may be required to record impairment losses against future income. Any future evaluations requiring an impairment of our goodwill and other intangible assets could materially affect our results of operations and shareholders’ equity in the period in which the impairment occurs.

Judgments made by management related to the expected useful lives of long-lived assets and our ability to realize undiscounted cash flows in excess of the carrying amounts of such assets are affected by factors such as the ongoing maintenance and improvements of the assets, changes in economic conditions and changes in operating performance. As the ongoing expected cash flows and carrying amounts of long-lived assets are assessed, these factors could cause us to realize a material impairment charge. If assets are determined to be impaired, the determination of an asset’s fair value, which is generally measured by discounting estimated future cash flows, is also subject to significant judgment, including the determination of a discount rate that is commensurate with the risk inherent in the projected cash flows.  If the assumptions underlying these judgments change in the future, we may be required to realize further impairment charges for these assets.

Fluctuations in commodity and energy prices and the availability of commodities, including beef, fried products, poultry, and dairy, could affect our restaurant business.

The cost, availability and quality of ingredients Restaurant Operations use to prepare their food is subject to a range of factors, many of which are beyond their control.  A significant component of our restaurant business’ costs is related to food commodities, including beef, fried products, poultry, and dairy products, which can be subject to significant price fluctuations due to seasonal shifts, climate conditions, industry demand, changes in international commodity markets, and other factors. If there is a substantial increase in prices for these food commodities, our results of operations may be negatively affected. In addition, our restaurants are dependent upon frequent deliveries of perishable food products that meet certain specifications. Shortages or interruptions in the supply of perishable food products caused by unanticipated demand, problems in production or distribution, disease or food-borne illnesses, inclement weather, or other conditions could adversely affect the availability, quality, and cost of ingredients, which would likely lower revenues, damage our reputation, or otherwise harm our business.

Our historical growth rate and performance may not be indicative of our future growth or financial results.

Our historical growth must be viewed in the context of the recent opportunities available to us as a result of our access to capital at a time when market conditions resulted in unprecedented asset acquisition opportunities. When evaluating our historical growth and prospects for future growth, it is also important to consider that while our business philosophy has remained relatively constant, our mix of business, distribution channels and areas of focus have changed and may continue to change.  Our dynamic business model makes it difficult to assess our prospects for future growth.

The inability of Restaurant Operations’ franchisees to operate profitable restaurants may negatively impact our financial performance.

Restaurant Operations operate franchise programs and collect royalties and marketing and service fees from their franchisees. Growth within the existing franchise base is dependent upon many of the same factors that apply to our Restaurant Operations’ company-operated restaurants, and sometimes the challenges of opening profitable restaurants prove to be more difficult for the franchisees. For example, franchisees may not have access to the financial or management resources that they need to open or continue operating the restaurants contemplated by their franchise agreements. In addition, our Restaurant Operations’ continued growth is also partially dependent upon our ability to find and retain qualified franchisees in new markets, which may include markets in which the Steak n Shake and Western brands are less well known. Furthermore, the loss of any of franchisees due to financial concerns and/or operational inefficiencies could impact our Restaurant Operations’ profitability. Moreover, if our franchisees do not successfully operate or market restaurants in a manner consistent with our standards, our restaurant brands’ reputations could be harmed, which in turn could adversely affect our business and operating results.

Adverse weather conditions or losses due to casualties could negatively impact our operating performance.

Property damage caused by casualties and natural disasters, instances of inclement weather, flooding, hurricanes, fire, and other acts of nature can adversely impact sales in several ways. Many of Steak n Shake’s and Western’s restaurants are located in the Midwest and Southeast portions of the United States. During the first and second fiscal quarters, restaurants in the Midwest may face harsh winter weather conditions. During the first and fourth fiscal quarters, restaurants in the Southeast may experience hurricanes or tropical storms. Our sales and operating results may be negatively affected by these harsh weather conditions, which could make it more difficult for guests to visit our restaurants, necessitate the closure of restaurants for a period of time or costly repairs due to physical damage or lead to a shortage of employees resulting from unsafe road conditions or an evacuation of the general population.

We are subject to health, employment, environmental, and other government regulations, and failure to comply with existing or future government regulations could expose us to litigation or penalties, damage our reputation, and lower profits.

We are subject to various federal, state, and local laws and regulations affecting our business. Changes in existing laws, rules and regulations applicable to us, or increased enforcement by governmental authorities, may require us to incur additional costs and expenses necessary for compliance. If we fail to comply with any of these laws, we may be subject to governmental action or litigation, and our reputation could be accordingly harmed. Injury to our reputation would, in turn, likely reduce revenues and profits.

The development and construction of restaurants is subject to compliance with applicable zoning, land use, and environmental regulations. Difficulties in obtaining, or failure to obtain, the required licenses or approvals could delay or prevent the development of a new restaurant in a particular area.

In recent years, there has been an increased legislative, regulatory, and consumer focus on nutrition and advertising practices in the food industry. As a result, Restaurant Operations may become subject to regulatory initiatives in the area of nutrition disclosure or advertising, such as requirements to provide information about the nutritional content of our food products, which could increase expenses. The operation of the Steak n Shake and Western franchise system is also subject to franchise laws and regulations enacted by a number of states, and to rules promulgated by the U.S. Federal Trade Commission. Any future legislation regulating franchise relationships may negatively affect our operations, particularly our relationship with franchisees. Failure to comply with new or existing franchise laws and regulations in any jurisdiction or to obtain required government approvals could result in a ban or temporary suspension on future franchise sales.  Further national, state and local government initiatives, such as mandatory health insurance coverage, “living wage” or other proposed increases in minimum wage rates could adversely affect our business.

Our investment activities may involve the purchase of securities on margin.

We may purchase securities on margin in connection with our investment activities, including through Western Acquisitions, L.P. and The Lion Fund, L.P. (the “Lion Fund”).  If we do so, a significant decrease in the value of the securities that collateralize the margin line of credit could result in a margin call. If we do not have sufficient cash available from other sources in the event of a margin call, we may be required to sell those securities at a time when we prefer not to sell them, which could result in material losses.

We are subject to the risk of possibly becoming an investment company under the Investment Company Act of 1940.

Because we are a holding company and a significant portion of our assets may, from time to time, consist of investments in companies in which we own less than a 50% interest, we run the risk of inadvertently becoming an investment company, which would require us to register under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Registered investment companies are subject to extensive, restrictive and potentially adverse regulations relating to, among other things, operating methods, management, capital structure, dividends and transactions with affiliates. Registered investment companies are not permitted to operate their business in the manner in which we operate our business, nor are registered investment companies permitted to have many of the relationships that we have with our affiliated companies.

To avoid becoming and registering as an investment company under the Investment Company Act, we monitor the value of our investments and structure transactions accordingly. As a result, we may structure transactions in a less advantageous manner than if we did not have Investment Company Act concerns, or we may avoid otherwise economically desirable transactions due to those concerns. In addition, events beyond our control, including significant appreciation or depreciation in the market value of certain of our publicly traded holdings or adverse developments with respect to our ownership of certain of our subsidiaries, could result in our inadvertently becoming an investment company. If it were established that we were an investment company, there would be a risk, among other material adverse consequences, that we could become subject to monetary penalties or injunctive relief, or both, in an action brought by the Securities and Exchange Commission (the “SEC”), that we would be unable to enforce contracts with third parties or that third parties could seek to obtain rescission of transactions with us undertaken during the period it was established that we were an unregistered investment company.

Our investments are unusually concentrated and fair values are subject to a loss in value.

Our investments are generally concentrated in common stocks.  A significant decline in the major values of our larger investments may produce a large decrease in our consolidated shareholders’ equity and can have a material adverse effect on our consolidated book value per share.  Under certain circumstances, significant declines in the fair values of these investments may require the recognition of losses in the statement of earnings.

We may not be able to adequately protect our intellectual property, which could decrease the value of our brand and products.

The success of our business depends on the continued ability to use the existing trademarks, service marks, and other components of our brand to increase brand awareness and further develop branded products. While we take steps to protect our intellectual property, our rights to our trademarks could be challenged by third parties or our use of these trademarks may result in liability for trademark infringement, trademark dilution, or unfair competition, adversely affecting our profitability.  We may also become subject to these risks in the international markets in which we plan to operate.

Litigation could have a material adverse effect on our financial position, cash flows and results of operations.

We are or may be from time to time a party to various legal actions, investigations and other proceedings brought by employees, consumers, suppliers, shareholders, government agencies or other third parties in connection with matters pertaining to our business, including related to our investment activities. The outcome of such matters is often difficult to assess or quantify and the cost to defend future proceedings may be significant.   Even if a claim is unsuccessful or is not fully pursued, the negative publicity surrounding any negative allegation regarding our Company, our business or our products could adversely affect our reputation. While we believe that the ultimate outcome of routine legal proceedings individually and in the aggregate will not have a material impact on our financial position, we cannot assure that an adverse outcome on, or reputational damage from, any of these matters would not, in fact, materially impact our business and results of operations for the period when these matters are completed or otherwise resolved.

Certain agreements with our Chairman and CEO may deter third parties from acquiring us.

We have entered into a license agreement with Sardar Biglari, Chairman and Chief Executive Officer, under which Mr. Biglari has granted the Company an exclusive license to use his name when connected to the provision of certain products and services.  In the event of a change of control of the Company, Mr. Biglari would be entitled to receive revenue-based royalty payments related to the usage of his name under the terms of the license agreement for a defined period of no less than five years. In addition, we have an incentive agreement with Mr. Biglari, in which he is entitled to receive performance-based annual incentive payments contingent on the growth of the Company’s adjusted book value in each fiscal year. In the event of a change in Control after the third anniversary of the Incentive Agreement, Mr. Biglari would receive specified payments thereunder. The combination of these provisions along with others referenced (e.g., contracts cancellable if Mr. Biglari is no longer Chairman and CEO) together could have the effect of preventing a transaction involving a change of control of the Company or deterrence of a potential proxy contest.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table shows selected consolidated financial data.  The selected consolidated financial data as of September 26, 2012 and September 28, 2011 and for our fiscal years ended 2012, 2011 and 2010 are derived from our audited consolidated financial statements incorporated by reference in this prospectus.  The selected consolidated financial data as of September 29, 2010, September 30, 2009 and September 24, 2008 and for our fiscal years ended 2009 and 2008 are derived from our audited consolidated financial statements which are not incorporated by reference in this prospectus.  The selected consolidated financial data as of December 19, 2012 and for each of the 12 weeks ended December 19, 2012 and December 21, 2011 are derived from our unaudited consolidated financial statements incorporated by reference in this prospectus.  The selected consolidated financial data as of December 21, 2011 are derived from our unaudited consolidated financial statements which are not incorporated by reference in this prospectus.  The selected consolidated financial data below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes thereto contained in our annual and quarterly reports filed with the SEC, including those incorporated by reference in this prospectus.

Selected Financial Data
(dollars in thousands except per share data)	12 Weeks Ended		52 Weeks Ended			53 Weeks Ended	52 Weeks Ended
	December 19, 2012	December 21, 2011	Fiscal 2012(2)	Fiscal 2011(2)	Fiscal 2010(2)	Fiscal 2009(2)	Fiscal 2008(2)
Revenue:
Total net revenues	$166,738	$164,190	$740,207	$709,200	$673,781	$628,736	$611,278

Earnings:
Net earnings (loss) attributable to Biglari Holdings Inc.	$4,562	$8,795	$21,593	$34,565	$28,094	$5,998	$(22,979)
Basic earnings (loss) per share attributable to Biglari Holdings Inc.(1)	$3.42	$6.60	$16.19	$25.99	$20.11	$4.21	$(16.27)
Diluted earnings (loss) per share attributable to Biglari Holdings Inc.(1)	$3.42	$6.58	$16.15	$25.86	$19.99	$4.20	$(16.27)

Period-end data:
Total assets	$773,557	$690,129	$773,787	$672,860	$563,839	$514,496	$520,136
Long-term debt:
Obligations under leases	108,921	114,663	110,353	116,066	124,247	130,076	134,809
Other long-term debt	120,250	101,381	120,250	101,417	17,781	48	15,783
Biglari Holdings Inc. shareholders’ equity	$345,153	$298,083	$349,125	$279,678	$248,995	$291,861	$283,579

(1)
Earnings per share of common stock is based on the weighted average number of shares outstanding during the year. For financial reporting purposes all common shares of the Company held by its consolidated affiliated partnerships are recorded in Treasury stock on the Consolidated Balance Sheet. For purposes of computing the weighted average common shares outstanding, the shares of treasury stock attributable to the unrelated limited partners of the consolidated affiliated partnerships — based on their proportional ownership during the period — are considered outstanding shares.

(2)	Fiscal years 2012, 2011, 2010, 2009, and 2008 ended on September 26, 2012, September 28, 2011, September 29, 2010, September 30, 2009 and September 24, 2008, respectively.

Equity Method of Accounting

The equity method of accounting is used with respect to investments when the investor has the ability to exercise significant influence, but not control, over the operating and financial policies of the investee. The ability to exercise significant influence is presumed when an investor possesses 20% or more of the voting interests of the investee.

Biglari Holdings began acquiring shares of Cracker Barrel Old Country Store, Inc. (“Cracker Barrel”) in 2011. During the first quarter of fiscal year 2013 Biglari Holdings acquired additional shares of Cracker Barrel common stock which increased Biglari Holdings’ economic and voting interest to approximately 20.0%.

Biglari Holdings is in the process of evaluating the application of the equity method to its investment in Cracker Barrel.  Accordingly, until the assessment is complete, Biglari Holdings will continue to account for this investment as an available-for-sale equity security recorded in its financial statements at fair value.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and documents incorporated by reference into this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  In general, forward-looking statements include estimates of future revenues, cash flows, capital expenditures, or other financial items, and assumptions underlying any of the foregoing. Forward-looking statements reflect management’s current expectations regarding future events and use words such as “anticipate,” “believe,” “expect,” “may,” and other similar terminology. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances, and those future events or circumstances may not occur. Investors should not place undue reliance on the forward-looking statements, which speak only as of the date of this report. These forward-looking statements are all based on currently available operating, financial, and competitive information and are subject to various risks and uncertainties. Our actual future results and trends may differ materially depending on a variety of factors, many beyond our control, including, but not limited to, the risks and uncertainties described in “Risk Factors” beginning on page 3. We undertake no obligation to publicly update or revise them, except as may be required by law.

You are also urged to carefully review and consider the various disclosures made by us in this document, as well as in our prior periodic reports on Forms 10-K, 10-Q and 8-K filed with the SEC and listed under the caption “Incorporation by Reference” on page 24 of this prospectus.

We maintain a website (www.biglariholdings.com) where our annual reports, press releases, interim shareholder reports and links to our subsidiaries’ websites can be found.  Our periodic reports filed with the SEC, which include Form 10-K, Form 10-Q, Form 8-K and amendments thereto, may be accessed by the public free of charge from the SEC and through the Company’s website. In addition, corporate governance documents such as Corporate Governance Guidelines, Code of Conduct, Governance, Compensation and Nominating Committee Charter and Audit Committee Charter are posted on the Company’s website and are available without charge upon written request. The Company’s website and the information contained therein or connected thereto are not intended to be incorporated herein.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Our Amended and Restated Articles of Incorporation authorize us to issue a total of 2,500,000 shares of common stock.  As of February __, 2013, there were [] shares of common stock issued and outstanding.

The holders of our common stock are entitled to one vote for each common share held of record on all matters to be voted on by shareholders.  The holders of our common stock are entitled to receive such dividends, if any, as may be declared by the Board of Directors in its discretion out of funds legally available.  Upon liquidation or dissolution of the Company, the holders of our common stock are entitled to receive on a pro rata basis all assets remaining for distribution to shareholders after the payment of debts and liquidation preferences on any capital stock.  Shares of our common stock have no preemptive or other subscription rights and there are no other conversion rights or redemption or sinking fund provisions with respect to such common stock.  Biglari Holdings has not declared a cash dividend during the fiscal years ended September 26, 2012, September 28, 2011 and September 29, 2010.

The Company’s Transfer Agent and Registrar is Computershare Trust Company, N.A.

USE OF PROCEEDS

If all of the rights offered are exercised in full at $[         ] per share, we will receive net cash proceeds of approximately $[  ], after payment of fees and expenses.  No discount or commission is payable in connection with any such exercise.

The net proceeds will be used for general corporate purposes as well as for making acquisitions or investments.  We have not identified any acquisitions or investments for which we intend to use the offering proceeds.

THE RIGHTS OFFERING

Our Board of Directors has proposed that we raise equity capital through this offering to all of our shareholders.  Through this prospectus, we are offering common stock that rights holders may purchase upon exercising their subscription rights.

Basic Subscription Privilege

We will distribute to the holders of record of our common stock, at the close of business on February __, 2013, at no charge, one transferable subscription right for each common share owned.  The subscription rights will be evidenced by Subscription Certificates.  Every [   ] rights will entitle the holder to subscribe for one common share.  The rights are transferable and we expect they will be quoted on the NYSE such that additional rights may be purchased from shareholders who desire to sell them instead of exercising the rights.  Assuming that all rights are exercised, including those that may be exercised as a result of the oversubscription privilege, an aggregate of approximately [] shares of common stock will be sold.  This amount may be increased, if necessary, to accommodate rights holders that may purchase an additional share in lieu of receiving a fractional share since no fractional shares will be issued.  We will deliver to subscribers certificates representing common stock purchased through the exercise of the basic subscription privilege as soon as practicable after the expiration date.  We anticipate delivery in seven to 10 business days.  You are not required to exercise any or all of your subscription rights.

If, pursuant to the exercise of subscription rights, the number of shares of common stock a rights holder would be entitled to receive results in receipt of fractional shares, the aggregate number of shares of common stock the holder is entitled to purchase will be rounded up to the nearest whole number, provided that the holder fully exercises the rights held and pays the full subscription price.  Rights holders will not receive cash in lieu of fractional shares.

Oversubscription Privilege

Subject to the allocation described below, shareholders on the record date who fully exercise the distributed rights will also be entitled to subscribe for and purchase additional shares of common stock that are not exercised by other rights holders through their basic subscription privileges.  The maximum number of shares you may purchase under the oversubscription privilege is equal to the number of shares you purchased under the basic subscription privilege.  If the number of shares of common stock remaining after the exercise of all basic subscription privileges is not sufficient to satisfy requests from all shareholders for common stock pursuant to oversubscription privileges, you will be allocated additional common stock pro rata, based on the number of shares of common stock you purchased through the basic subscription privilege in proportion to the total number of shares of common stock that you and other oversubscribing shareholders purchased through the basic subscription privilege. Once you have exercised your oversubscription privilege, you may not revoke your exercise.

If you wish to exercise your oversubscription privilege, you should indicate the number of additional shares of common stock that you would like to purchase in the space provided on your Subscription Certificate.  When you send in your Subscription Certificate, you must also send the full purchase price for the number of additional shares of common stock you have requested to purchase (in addition to the payment due for common stock purchased through your basic subscription privilege).  After all shares of common stock requested pursuant to the basic subscription privilege are allocated, a determination will be made as to the number of shares of common stock available for issuance under the oversubscription privilege.  For purposes of allocating the common stock under the oversubscription privilege, there shall be calculated for each holder seeking to exercise the oversubscription privilege a proration factor.  This proration factor will be based on the number of shares of common stock purchased by a record date shareholder through the basic subscription privilege in proportion to the total number of shares of common stock purchased by all record date shareholders pursuant to the basic subscription privilege.  For each holder, this proration factor will be applied to the common stock available for purchase upon exercise of the oversubscription privilege and common stock will be allocated accordingly.  This process will be repeated until one of the following conditions is met: (i) all oversubscribing holders’ requests are filled, or (ii) there are no more shares of common stock available for allocation.

As soon as practicable after the expiration date, Computershare Trust Company, N.A., acting as our subscription agent, will determine the number of shares of common stock that you may purchase pursuant to the oversubscription privilege.  You will receive certificates representing these shares of common stock and a refund for any excess subscription payments as soon as practicable after the expiration date.  We anticipate this date to be seven to 10 business days after the expiration date.  If you request and pay for more shares of common stock than are allocated to you, we will refund that overpayment, without interest.  In connection with the exercise of the oversubscription privilege, banks, brokers and other nominee holders of subscription rights who act on behalf of beneficial owners will be required to certify to us and to the subscription agent the aggregate number of subscription rights that have been exercised, and the number of shares of common stock that are being requested through the oversubscription privilege, by each beneficial owner on whose behalf the nominee holder is acting.

Subscription Price

[   ] subscription rights plus $[   ] entitles the holder to purchase one share of common stock.  The per share price represents a discount of approximately [   ]% from $[   ], the average of the closing sale prices of our common stock over the 31-trading day period ended [   ], 2012 and a discount of approximately [   ]% from $[  ], the closing price of our common stock on February __, 2013.  The subscription price does not necessarily bear any relationship to our past or expected future results of operations, cash flows, current financial condition, or any other established criteria for value.  No change will be made to the cash subscription price by reason of changes in the trading price of our common stock prior to the closing of this offering.

Determination of Subscription Price

Our Board of Directors set all of the terms and conditions of this offering, including the subscription price.  In establishing the subscription price, our Board of Directors considered the following factors:

•	alternatives for capital raising,

•	the market price of our common stock,

•	the amount of proceeds desired, and

•	general conditions in the securities markets.

We determined the subscription price after taking into account the preceding factors.  We did not seek or obtain any opinion of financial advisors or investment bankers in establishing the subscription price for the offering.  You should not consider the subscription price as an indication of the value of our Company or our common stock.  You may not be able to sell common stock purchased during this offering at a price equal to or greater than the subscription price.  On February __, 2013, the closing sale price of our common stock was $[  ] per share.

Expiration Date, Extensions, Termination or Amendment of the Offering

You may exercise your subscription rights before 5:00 p.m., New York City time, on [   ], 2013, the expiration date for this offering.  We may extend the offering period for exercising your subscription rights in our discretion.  If you do not exercise your subscription rights before the expiration date, your unexercised subscription rights will be void.  We will not be obligated to honor your exercise of subscription rights if the subscription agent receives the documents relating to your exercise after the expiration date.  This is true regardless of when you transmitted the documents, unless you have timely transmitted the documents under the guaranteed delivery procedures described below.

We have the discretion to extend the expiration date by giving oral or written notice to the subscription agent on or before the scheduled expiration date.  If we elect to extend the expiration of this offering, we will issue a press release announcing the extension by 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date.

We reserve the right to withdraw or terminate this offering at any time for any reason.  If this offering is withdrawn or terminated, all funds received from subscriptions by shareholders will be returned as soon as practicable.  We anticipate the date to be three to five business days after such date of such withdrawal or termination.  Interest will not be paid on any returned funds.

We reserve the right to amend the terms of this offering.  If we make an amendment that we consider material, we will:

•	mail notice of the amendment to all shareholders of record as of the record date;

•	extend the expiration date by at least 10 days; and

•	offer all subscribers no less than 10 days to revoke any subscription already submitted.

The extension of the expiration date will not be treated as a material amendment.

Intentions of the Company’s Directors

Our Board of Directors advised us they intend to exercise the basic subscription privilege under rights received and might exercise their oversubscription privilege with respect to additional shares that might become available for purchase.  The expressed intention of the directors does not constitute a binding obligation on their part.

Method of Subscription—Exercise of Subscription Rights

You may exercise your subscription rights by delivering the following to the subscription agent by 5:00 p.m., New York City time, on [], 2013:

•	your properly completed and executed Subscription Certificate with any required signature guarantees or other supplemental documentation; and

•	your full subscription price payment for each common share subscribed for under your basic subscription privilege and your oversubscription privilege.

You should read and follow the Instructions for Use of Biglari Holdings Inc. Subscription Certificates carefully.

Signature Guarantee Requirement

Your signature on each Subscription Certificate must be guaranteed by an eligible institution such as a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or from a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

•	your Subscription Certificate provides that shares of common stock are to be delivered to you as record holder of those subscription rights; or

•	you are an eligible institution.

Delivery of Subscription Materials and Payment

You should deliver your Subscription Certificate and payment of the subscription price or, if applicable, Notice of Guaranteed Delivery for Subscription Certificates, to the subscription agent by mail, by overnight courier or by hand to:

Computershare Trust Company, N.A.

By Mail:	By Facsimile Transmission:	By Overnight Courier:
Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	For Eligible Institutions Only: (617) 360-6810 For Confirmation Only Telephone: (781) 575-2332	Computershare Trust Company, N.A. c/o Voluntary Corporate Actions Suite V 250 Royall Street Canton, MA 02021

You are responsible for the method of delivery of your Subscription Certificate(s) with your subscription price payment to the subscription agent.  If you send your Subscription Certificate(s) and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested.  You should allow a sufficient number of days to ensure delivery to the subscription agent prior to the time this offering expires.

DO NOT SEND YOUR SUBSCRIPTION CERTIFICATE(S) AND SUBSCRIPTION PRICE PAYMENT TO THE COMPANY.  Your delivery to an address other than the address set forth above will not constitute valid delivery.

Method of Payment

Your payment of the subscription price must be made in U.S. dollars for the full number of shares of common stock you are subscribing (or oversubscribing) for by either bank draft (cashier’s check), certified check, or, if less than $500.00, personal check, in each case drawn upon a U.S. bank, or money order payable to the subscription agent.  Wire transfers are also acceptable; instructions are:

[                              ]
[ABA #                                   ]

For the account of:

Computershare Trust Company, N.A.
as agent for Biglari Holdings Inc.
[Account #                                 ]

Receipt of Payment

Your payment will be considered received by the subscription agent only upon receipt by the subscription agent of a certified check or bank draft drawn upon a U.S. bank, a money order or wire transfer.  In the case of a personal check, which is allowed only for amounts of $500 or less, the subscription will be considered received upon clearance of the check.

Calculation of Subscription Rights Exercised

If you do not indicate the number of subscription rights being exercised, or do not forward full payment of the total subscription price for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your basic subscription privilege and oversubscription privilege (to the maximum extent possible) with respect to the maximum number of rights that may be exercised with the aggregate subscription price payment you delivered to the subscription agent.

Your Funds Will be Held by the Subscription Agent Until the Common Stock is Issued

The subscription agent will hold your payment of the subscription price payment in a segregated account with other payments received from other rights holders until your subscription is deemed accepted.  Exercises of the basic subscription privilege will be processed immediately, with funds therefrom to be disbursed by the subscription agent periodically during the offering, as subscriptions are accepted.

Exercises of the oversubscription privilege will be processed following the expiration date.  If this offering is not completed, or we do not apply your full subscription price payment to your purchase of common stock, the subscription agent will return as soon as practicable, without interest, all excess subscription payments.

No Revocation

Once you have exercised your subscription privileges, you may not revoke your exercise.  Subscription rights not exercised prior to the expiration date of this offering will expire.

Transferability and Sale of Rights

Transfer of Rights.  The rights are transferable, excluding oversubscription rights, until the opening of trading on the expiration date and are expected to be quoted on the NYSE.  Trading of the rights will be conducted on a regular-way basis from February __, 2013 through the opening of trading on the expiration date.  Any commissions in connection with the sale of rights will be paid by the selling rights holder.  A market for the rights may not develop.  We do not know the prices at which rights may be sold if a market does develop.

You may transfer all of the rights, excluding oversubscription rights, evidenced by a single Subscription Certificate by signing the Subscription Certificate for transfer in accordance with the appropriate form printed on the Subscription Certificate.  You may transfer a portion of the rights, excluding oversubscription rights, evidenced by a single Subscription Certificate by delivering to Computershare Trust Company, N.A. the Subscription Certificate properly signed for transfer, with separate written instructions to register a portion of the rights in the name of your transferee and to issue a new Subscription Certificate to the transferee covering the transferred rights.  In that event and by appropriate written instructions, you may elect to receive a new Subscription Certificate covering the rights you did not transfer.

If you wish to transfer all or a portion of your rights, you should allow a sufficient amount of time prior to the expiration time for:

•	the transfer instructions to be received and processed by Computershare Trust Company, N.A.;

•	new Subscription Certificates to be issued and transmitted; and

•	the rights evidenced by the new Subscription Certificates to be exercised or sold by the intended recipients.

It may require from two to 10 business days, or more, to complete transfers of rights, depending upon how you deliver the Subscription Certificate and payment and the number of transactions you request.  Neither the Company nor the subscription agent will be liable to you or any transferee of rights if Subscription Certificates or any other required documents are not received in time for exercise or sale prior to the expiration time.

Sale of Rights.  If you wish to sell your rights, you may sell them through your broker or dealer. If you choose not to sell your rights through your broker or dealer, you may seek to sell your rights through the subscription agent. If you wish to have the subscription agent seek to sell your rights, you must deliver your properly executed Subscription Certificate, with appropriate instructions, to the subscription agent. If you want the subscription agent to seek to sell only a portion of your rights, you must send the subscription agent instructions setting forth what you would like done with the rights, along with your Subscription Certificate.

If the subscription agent sells rights for you, it will send you a check for the net proceeds from the sale of any of your rights as soon as practicable after the expiration time. If your rights can be sold, the sale will be deemed to have been made at the weighted average net sale price of all rights sold by the subscription agent. The aggregate fees charged by the subscription agent for selling rights will be deducted from the aggregate sale price for all such rights in determining the weighted average net sale price of all such rights.

We cannot assure you, however, that a market will develop for the rights or that the subscription agent will be able to sell your rights.

You must have your order to sell your rights to the subscription agent before 11:00 a.m., New York City time, on the fifth business day before the expiration time. If less than all sales orders received by the subscription agent are filled, it will prorate the sales proceeds among you and the other holders of rights based on the number of rights that each holder has instructed the subscription agent to sell during that period, irrespective of when during the period the instructions are received by it. The subscription agent is required to sell your rights only if it is able to find buyers. If the subscription agent cannot sell your rights by 5:00 p.m., New York City time, on the third business day before the expiration time, the subscription agent will return your Subscription Certificate to you by overnight delivery.

If you sell your rights through your broker or dealer, you will likely receive a different amount of proceeds than if you sell the same amount of rights through the subscription agent. If you sell your rights through your broker or dealer instead of the subscription agent, your sales proceeds will be the actual sales price of your rights rather than the weighted average sales price described above.

General Considerations.  If you exercise or sell rights in part, a new Subscription Certificate for the remaining rights will be issued to you only if the subscription agent receives a properly endorsed Subscription Certificate from you by 5:00 p.m., New York City time, on the fifth business day prior to the expiration date.  The subscription agent will not issue new Subscription Certificates for partially exercised or sold Subscription Certificates submitted after that time and date.  If you do submit a Subscription Certificate after that time and date, you will not be able to exercise the unexercised or unsold rights.

If you request a reissuance of a Subscription Certificate, the delivery of that document will be at your risk.

You, and not the Company or the subscription agent, will be responsible for paying any commissions, fees and other expenses, including brokerage commissions and transfer taxes, that you may incur in the purchase or sale of the rights.

Issuance of Share Certificates

Share certificates for common stock purchased in this offering will be issued as soon as practicable after the expiration date.  We anticipate delivery in seven to 10 business days after the expiration date.  Our subscription agent will deliver subscription payments to us periodically during this offering.  Unless you instruct otherwise in your Subscription Certificate form, common stock purchased by the exercise of subscription rights will be registered in the name of the person exercising the rights.

Guaranteed Delivery Procedures

If you wish to exercise your subscription rights, but you do not have sufficient time to deliver the Subscription Certificate evidencing your rights to the subscription agent on or before the time your subscription rights expire, you may exercise your subscription rights by the following guaranteed delivery procedures:

•
deliver your subscription price payment in full for each share of common stock you subscribed for under your subscription privileges in the manner set forth in “Method of Payment” to the subscription agent on or prior to the expiration date;

•
deliver the form entitled Notice of Guaranteed Delivery for Subscription Certificates, substantially in the form provided with the Instructions as to Use of Biglari Holdings Inc. Subscription Certificates distributed with your Subscription Certificates, on or prior to the expiration date; and

•
deliver the properly completed Subscription Certificate evidencing your rights being exercised, with any required signatures guaranteed, to the subscription agent within three business days following the expiration date.

Your Notice of Guaranteed Delivery for Subscription Certificates must be delivered in substantially the same form provided with the Instructions as to Use of Biglari Holdings Inc. Subscription Certificates, which will be distributed to you with your Subscription Certificate.  Your Notice of Guaranteed Delivery for Subscription Certificates must come from an eligible institution, or other eligible guarantee institutions, which are members of, or participants in, a signature guarantee program acceptable to the subscription agent.

In your Notice of Guaranteed Delivery for Subscription Certificates, you must state:

•	your name;

•	the number of subscription rights represented by your Subscription Certificates and the number of shares of common stock you are subscribing (and oversubscribing) for; and

•
your guarantee that you will deliver to the subscription agent any Subscription Certificates evidencing the subscription rights you are exercising within three business days following the expiration date.

You may deliver your Notice of Guaranteed Delivery for Subscription Certificates to the subscription agent in the same manner as your Subscription Certificates at the address set forth above under “Delivery of Subscription Materials and Payment.”  Alternately, on the expiration date ONLY, you may transmit your Notice of Guaranteed Delivery for Subscription Certificates to the subscription agent via facsimile transmission (Facsimile No.: [     ]).  ALL FACSIMILE DELIVERIES MUST BE CONFIRMED.  To confirm facsimile deliveries, you must call [                      ](ext. [    ]).

Please call the information agent to request any additional copies of the form of Notice of Guaranteed Delivery for Subscription Certificates you may need.

Determinations Regarding the Exercise of Your Subscription Rights

We will decide all questions concerning the timeliness, validity, form and eligibility of your exercise of your subscription rights and our determinations will be final and binding.  We, in our discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine.  Non-material defects or irregularities will be waived provided we can determine your intentions with respect to exercising your rights.  If there is any defect or irregularity that results in an ambiguity regarding your intentions with respect to exercising your rights, such defect or irregularity will not be waived.  In such event, we will treat any identical defects or irregularities the same way for all shareholders.  We may reject the exercise of any of your subscription rights because of any defect or irregularity.  We will not receive or accept any subscription until all irregularities have been waived by us or cured by you within such time as we decide, in our discretion.

Neither we nor the subscription agent will be under any duty to notify you of any defect or irregularity in connection with your submission of Subscription Certificates.  We will not be liable for failure to notify you of any defect or irregularity.  We reserve the right to reject your exercise of subscription rights if your exercise is not in accordance with the terms of this offering or in proper form.

Because our common stock is quoted on the NYSE, the exemption from state regulation under Section 18 of the Securities Act of 1933, as amended, applies to our common stock.  In addition, all states have an exemption from state registration requirements that are applicable to our common stock and the subscription rights offered hereby.

If you are a foreign shareholder with a legal residence outside of the United States, we will not accept your exercise of rights if our issuance of common stock to you could be deemed unlawful under applicable law or if compliance with applicable law would be materially burdensome to us.  We have no reason to believe a significant number of our shares are owned by foreign shareholders.

If you are given notice of a defect in your subscription, you should correct it immediately.  You will not be allowed to cure any defect later than the expiration time of 5:00 p.m., New York City time, on [   ], 2013.  We will not consider an exercise to be made until all defects have been cured or waived.

Notice to Bankers, Trustees or Other Depositaries

If you are a broker, a trustee or a depositary for securities who holds common stock for the account of others at the close of business on the record date, you should notify the respective beneficial owners of such common stock of this offering as soon as possible to find out their intentions with respect to exercising their subscription rights.  You should obtain instructions from the beneficial owners with respect to the subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners.  If the beneficial owner instructs, you should complete the appropriate Subscription Certificates and submit them to the subscription agent with the proper payment.  If you hold common stock for the accounts of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the record date.  You, as a nominee record holder, must make a proper showing to the subscription agent of the foregoing exercise of subscription rights.

Notice to Beneficial Owners

If you are a beneficial owner of our common stock or will receive your subscription rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of this offering.  If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you.  If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank or other nominee exercise your subscription rights, you should contact your nominee and request it to effect the transaction for you.  To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form entitled Beneficial Owner Election Form.  You should receive this form from your broker, custodian bank or other nominee with the other offering materials.  If you wish to obtain a separate Subscription Certificate, you should contact the nominee as soon as possible and request that a separate Subscription Certificate be issued to you.

Procedures for DTC Participants

We anticipate that the subscription rights will be eligible for transfer.  The exercise of the basic subscription privilege and the oversubscription privilege may be effected through the facilities of the Depository Trust Company, or DTC.

Common Stock Outstanding After this Offering

Upon the issuance of the common stock offered in this offering (assuming that all of the subscription rights are exercised), approximately [   ] shares of common stock will be issued and outstanding.  This would represent a []% increase in the number of outstanding shares of our common stock.  If only [   ]%  or [   ]%  of the subscription rights are exercised, then approximately [   ] and [   ]  shares of common stock will be issued and outstanding, respectively, which represents an approximate [   ]%  and [   ]%   increase in the number of outstanding shares of our common stock, respectively.

Subscription Agent

We have appointed Computershare Trust Company, N.A. as subscription agent for this offering.  We will pay the subscription agent customary fees, plus reimbursement of out-of-pocket expenses.  Under certain circumstances, we may indemnify the subscription agent from certain liabilities that may arise in connection with this offering.

Information Agent

We have appointed Morrow & Co., LLC as information agent for this offering.  We will pay the fees of the information agent, which we estimate will total approximately $[ ], and reimburse certain out-of-pocket expenses which we estimate will be approximately $[ ].  Under certain circumstances, we may indemnify the information agent from certain liabilities that may arise in connection with this offering.

Fees and Expenses

Other than for fees charged by the information agent and the subscription agent, you are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise or trading of the subscription rights.  Neither we, the information agent nor the subscription agent will pay such expenses.

No Board Recommendation

Each investor must evaluate an investment in our common stock according to his or her own best interests.  Accordingly, our Board of Directors makes no recommendation to rights holders regarding whether they should exercise their subscription rights.  Our directors advised us that they intend to exercise the basic subscription privilege under rights received and might exercise their oversubscription privilege with respect to additional shares that might become available for purchase.  The expressed intention of the directors does not constitute a binding obligation on their part.  The directors collectively beneficially own or exercise voting and dispositive power over 221,345 shares of common stock or approximately [15.4]% of the common stock outstanding as of the record date of February __, 2013.  Assuming that each of the persons mentioned above exercises his basic subscription privilege in full, they will collectively own an additional [        ] shares of common stock, or a total of [         ] shares of common stock after this offering is completed.

Questions About Exercising Rights

If you have questions or need assistance concerning the procedure for exercising subscription rights, or if you would like additional copies of this prospectus or other forms related to this offering, you should contact the information agent at the following address and telephone number:

Morrow & Co., LLC
470 West Avenue—3rd Floor
Stamford, CT 06902
Toll Free Telephone for Shareholders: (877) 849-0763
Direct Line for Banks and Brokers to Call Collect: (203) 658-9400

PLAN OF DISTRIBUTION

We are offering our common stock underlying the rights directly to you.  We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of subscription rights in this offering and no commissions, fees or discounts will be paid in connection with this offering.  Computershare Trust Company, N.A. is acting as our subscription agent to effect the exercise of the rights and the issuance of the underlying common stock.  Therefore, we anticipate that our officers’ and employees’ role will be limited to:

•	Responding to inquiries of potential purchasers, provided the response is limited to information contained in the registration statement of which this prospectus is a part; and

•	Ministerial and clerical work involved in effecting transactions pertaining to the sale of common stock underlying the rights.

We intend to distribute and deliver this prospectus by hand, by mail, and by electronic delivery.  Also, we may use printed prospectuses or other forms of prospectus.

We have distributed to the holders of record of our common stock, at the close of business on February __, 2013, at no charge, one transferable subscription right for each common share they own.  Every [   ] rights will entitle the holder to subscribe for one share of our common stock at a subscription price of $[  ] per share.  You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights.  We will not distribute any fractional shares of common stock or pay cash in lieu of fractional shares.  We will round up the aggregate number of shares of common stock you are entitled to receive to the nearest whole number provided you fully exercise your rights and pay the full subscription price.

We do not expect all of our shareholders to exercise all of their basic subscription privileges.  By extending oversubscription privileges to our record date shareholders, we are providing such shareholders that exercise all of their basic subscription privileges with the opportunity to purchase those shares of common stock not purchased by other shareholders.

If you wish to exercise your oversubscription privilege, you should indicate the number of additional shares of common stock you would like to purchase (not to exceed the number purchased by you under the basic subscription privilege) in the space provided on your Subscription Certificate.  When you send in your Subscription Certificate, you must also send the full purchase price for the number of additional shares of common stock you have requested to purchase (in addition to the payment due for common stock purchased through your basic subscription privilege).  If the number of shares of common stock remaining after the exercise of all basic subscription privileges is not sufficient to satisfy all requests for common stock pursuant to oversubscription privileges, you will be allocated additional common stock pro rata (subject to elimination of fractional shares), based on the number of shares of common stock you purchased through the basic subscription privilege in proportion to the total number of shares of common stock you and other oversubscribing shareholders purchased through the basic subscription privilege. If your pro rata allocation exceeds the number of shares of common stock you requested on your Subscription Certificate, you will receive only the number of shares of common stock you requested.  The remaining common stock from your pro rata allocation will be divided among other rights holders exercising their oversubscription privileges.

As soon as practicable after the expiration date, Computershare Trust Company, N.A., acting as our subscription agent, and we will determine the number of shares of common stock you may purchase pursuant to the oversubscription privilege.  You will receive certificates representing these shares of common stock as soon as practicable after the expiration date, anticipated to be approximately seven to 10 business days after the expiration date.  If you request and pay for more common stock than are allocated to you, we will refund that overpayment, without interest.  In connection with the exercise of the oversubscription privilege, banks, brokers and other nominee holders of subscription rights who act on behalf of beneficial owners will be required to certify to us and to the subscription agent as to the aggregate number of subscription rights that have been exercised, and the number of shares of common stock requested through the oversubscription privilege, by each beneficial owner on whose behalf the nominee holder is acting.

We expect subscription rights to be quoted on the NYSE under the symbol [“        ”].  Our common stock issued upon the exercise of subscription rights will be listed on the NYSE under the symbol “BH,” the same symbol under which our currently outstanding common stock now trades.

LEGAL MATTERS

The validity of the common stock offered hereby has been passed upon by Taft Stettinius & Hollister LLP, One Indiana Square, Suite 3500, Indianapolis, Indiana 46204.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this Registration Statement by reference from the Company’s Annual Report on Form 10-K, and the effectiveness of Biglari Holdings Inc. internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

RETROACTIVE PRESENTATION FOR CHANGE IN ACCOUNTING PRINCIPLE

The following financial information reflects the retrospective adoption of a new accounting pronouncement with respect to the financial information contained in our Annual Report on Form 10-K for the fiscal years ended 2012, 2011 and 2010 (the “2012 Form 10-K”). As previously disclosed in our Quarterly Report on Form 10-Q for the quarterly period ended December 19, 2012 (filed with the SEC on January 25, 2013), effective for the first quarter of fiscal 2013, we adopted Accounting Standards Update (“ASU”) 2011-05, Presentation of Comprehensive Income (“ASU 2011-05”), and ASU 2011-12, Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05 (“ASU 2011-12”).

 ASU 2011-05 amends Accounting Standards Codification Topic 220, Comprehensive Income, and eliminates the option to report other comprehensive income and its components in the statement of changes in equity.  The ASU allows an entity an option to present the components of net income and other comprehensive income in one continuous statement, referred to as the statement of comprehensive income, or in two separate, but consecutive, statements.   We have elected to present the components of net income and other comprehensive income in two separate, but consecutive, statements.

 ASU 2011-12 defers the requirement to separately present on the face of the statement of operations or statement of comprehensive income reclassification adjustments for items that are reclassified from other comprehensive income to net income. The adoption of ASU 2011-05 and ASU 2011-12 did not change our consolidated results of operations, financial condition or cash flows for any periods.

 The following presents the retrospective application of ASU 2011-05, as revised by ASU 2011-12, for each of the fiscal years ended 2012, 2011 and 2010 and should be read in conjunction with the information in our 2012 Form 10-K (in thousands).

	2012 (52 Weeks)	2011 (52 Weeks)	2010 (52 Weeks)
Net earnings attributable to Biglari Holdings Inc.	$21,593	$34,565	$28,094
Other comprehensive income:
Reclassification of investment appreciation in net earnings	(1,455)	2,213	(150)
Applicable income taxes	553	(861)	58
Net change in unrealized gains and losses on investments	81,075	(9,144)	(1,922)
Applicable income taxes	(30,808)	3,476	750
Other comprehensive income (loss), net	49,365	(4,316)	(1,264)
Total comprehensive income (loss)	$70,958	$30,249	$26,830

The ASU also had an effect on and was adopted for our Schedule I — Parent Company for the fiscal years ended 2012, 2011 and 2010. The retroactive application of this guidance to Schedule I for the fiscal years ended 2012, 2011 and 2010 resulted in the same effect as the table above for the consolidated financial statements.

The information included in this prospectus is presented for information purposes only in connection with the reporting change described above. This prospectus does not reflect events occurring after December 10, 2012, the date we filed our 2012 Form 10-K, and does not modify or update the disclosures therein in any way, other than as required to reflect the adoption of the new accounting standards, as described above. You should therefore read this document and exhibits in conjunction with our 2012 Form 10-K and with our reports filed with the SEC after December 10, 2012.

INCORPORATION BY REFERENCE

The following documents filed by us with the SEC are incorporated by reference in this prospectus:

(1)	Annual Report on Form 10-K for the fiscal year ended September 26, 2012.

(2)	Amendment No. 1 to our Annual Report on Form 10-K/A for the fiscal year ended September 26, 2012.

(3)	Quarterly Report on Form 10-Q for the quarterly period ended December 19, 2012.

(4)	Current Reports on Form 8-K filed on December 10, 2012 and January 11, 2013.

(5)
The description of the common stock contained in the Company’s registration statement on Form 8-A (File No. 001-12373) filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering shall be deemed incorporated by reference into this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus.  We will include the exhibits specifically incorporated by reference in that information, but not delivered with the prospectus, upon written or oral request and at no cost.  Requests for copies should be made to:

Biglari Holdings Inc.
17802 IH 10 West, Suite 400
San Antonio, Texas 78257
Attention: Bruce Lewis, Controller
(210) 344-3400

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC for our common stock offered in this offering.  This prospectus does not contain all the information set forth in the registration statement.  You should refer to the registration statement and its exhibits for additional information.  Whenever we make references in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for the copies of the actual contract, agreement or other document.

Additionally, we file electronically with the SEC annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and proxy solicitation information.  The SEC maintains an Internet site (http://www.sec.gov) that contains these reports, proxy and information statements, and other information regarding us.  You may also read and copy any materials we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at l-800-SEC-0330 for further information on the operation of the Public Reference Room.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses that will be paid by us in connection with the securities being registered.  With the exception of the Securities and Exchange Commission (“SEC”) registration fee, all amounts shown are estimates.

SEC registration fee		$6,820
Printing and engraving	$	[	]
Legal fees and expenses	$	[	]
Accounting fees and expenses	$	[	]
Miscellaneous	$	[	]
Subscription Agent	$	[	]
Information Agent	$	[	]
Total	$	[	]

Item 15.	Indemnification of Directors and Officers.

The Company is an Indiana corporation.  Chapter 37 of The Indiana Business Corporation Law (the “IBCL”") requires a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or an officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any threatened,  pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, against reasonable expenses, including counsel fees, incurred in connection with the proceeding. The IBCL also permits a corporation to indemnify a director or an officer who is made a party to a proceeding because the individual was a director or an officer of the corporation against liability incurred in the proceeding if the individual's conduct was in good faith and the individual reasonably believed, in the case of conduct in the individual's official capacity with the corporation, that the conduct was in the corporation's best interests, and in all other cases, that the individual's conduct was at least not opposed to the corporation's best interests.  In a criminal proceeding, the individual must also have either had reasonable cause to believe the individual's conduct was lawful or no reasonable cause to believe the individual's conduct was unlawful.

The IBCL also permits a corporation to pay for or reimburse reasonable expenses incurred before the final disposition of a proceeding and permits a court of competent jurisdiction to order a corporation to indemnify a director or officer if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the person met the standards for indemnification otherwise provided in the IBCL. In addition, the IBCL permits a corporation to grant indemnification rights in addition to those provided by statute, limited only by the fiduciary duties of the directors approving the indemnification and public policies of the State of Indiana.

The Company’s Amended and Restated Articles of Incorporation (as amended) and its Restated Bylaws (as amended), provide in substance that, to the fullest extent permitted by Indiana law, each director and officer shall be indemnified by the Company against reasonable costs and expenses, and any liabilities which may be incurred in connection with any action to which he or she may be made a party by reason of having been a director or officer of the Company.  The indemnification provided by the Company’s governing documents is not deemed exclusive of or in any way to limit any other rights to which any person seeking indemnification may be entitled.

The indemnification provisions in the Company’s governing documents may be sufficiently broad to permit indemnification of directors and officers for liabilities arising under the Securities Act of 1933.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling persons, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

The Company has also entered into certain agreements wherein it has agreed, subject to certain limitations, to indemnify its officers and directors against all expenses, judgments, fines and amounts paid in settlement, actually and reasonably incurred by the director or officer in connection with any proceeding (other than a proceeding by or in the right of the Company to procure a judgment in its favor) if the conduct of the director or officer was in good faith and he or she reasonably believed that his or her conduct was in the best interests of the Company, or at least not opposed to its best interests, and, in the case of a criminal proceeding, the director or officer, in addition, had no reasonable cause to believe that the his or her conduct was unlawful.  The agreements further provide that the Company will indemnify its directors or officers, subject to certain limitations, if the director or officer is made a party to any proceeding by or in the right of the Company to procure a judgment in its favor, against all expenses actually and reasonably incurred by the director or officer in connection with such proceeding if the conduct of the director or officer was in good faith and he or she reasonably believed that the his or her conduct was in the best interests of the Company, or at least not opposed to its best interests.

Under Indiana law, corporations also have the power to purchase and maintain insurance for directors and officers. The Company is covered by liability insurance policies which indemnify our directors and officers against loss arising from claims by reason of their legal liability for acts as directors or officers, subject to limitations and conditions as set forth in the policies.

The forgoing discussion of the Company’s governing documents and Indiana law represents the general effect of such provisions.  Reference to the governing documents or the respective provisions of Indiana law is strongly recommended.

Item 16.	Exhibits.

See the Exhibit Index on page II-5.

Item 17.	Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           to include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)           to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)           The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(f)           Insofar as indemnification for liabilities arising under the Securities Act, as amended may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of an action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(g)           The undersigned registrant hereby undertakes that:

(1)           For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)           For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, Texas on the 4th day of February, 2013.

BIGLARI HOLDINGS INC.

By:	/s/ Sardar Biglari
Sardar Biglari
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sardar Biglari as his or her true and lawful attorney-in-fact, acting alone, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments to this registration statement, and any related registration statement filed pursuant to Rule 462(b) of the Act and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Sardar Biglari	Chairman and Chief Executive Officer	February 4, 2013
Sardar Biglari

/s/ Bruce Lewis	Controller	February 4, 2013
Bruce Lewis

/s/ Philip L. Cooley	Director	February 4, 2013
Philip L. Cooley

/s/ Kenneth R. Cooper	Director	February 4, 2013
Kenneth R. Cooper

/s/ Ruth J. Person	Director	February 4, 2013
Ruth J. Person

/s/ William L. Johnson	Director	February 4, 2013
William L. Johnson

/s/ James P. Mastrian	Director	February 4, 2013
James P. Mastrian

Exhibit Index

5.0	Opinion of Taft Stettinius & Hollister LLP (to be filed by amendment)
23.0	Consent of Deloitte & Touche LLP (filed herewith)
23.1	Consent of Taft Stettinius & Hollister LLP (contained in Exhibit 5.0)
24.0	Power of Attorney (included in the signature page to this Form S-3)
99.0	Form of Instructions for Use of Biglari Holdings Inc. Subscription Certificates (filed herewith)
99.1	Form of Notice of Guaranteed Delivery for Subscription Certificates (filed herewith)
99.2	Form of Letter to Shareholders (filed herewith)
99.3	Form of Letter to Securities Dealers, Commercial Banks, Trust Companies and Other Nominees (filed herewith)
99.4	Form of Letter to Clients of Security Holders Who Are Beneficial Holders (filed herewith)
99.5	Beneficial Owner Election Form (filed herewith)
99.6	Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (filed herewith)
99.7	Form of Subscription Agent Agreement between Biglari Holdings Inc. and Computershare Trust Company, N.A. (to be filed by amendment)
99.8	Form of Information Agent Agreement between Biglari Holdings Inc. and Morrow & Co., LLC (to be filed by amendment)
99.9	Form of Subscription Certificate (filed herewith)